EXHIBIT 99.1

Broadridge Acquires MackayWilliams to Offer 360 Degree View of Fund Distribution

Latest acquisition enables Broadridge to combine global institutional and retail data analytics with qualitative insights into the global funds industry

LAKE SUCCESS, N.Y., June, 7, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR), a global fintech leader, has further expanded its global market intelligence business with the acquisition of MackayWilliams, a specialist European fund market and research firm. The acquisition will combine Broadridge’s fund data and analytics solutions with MackayWilliams’ leading insight into European mutual fund trends, brand perceptions and fund selector behavior offering clients a more integrated and holistic view of retail and institutional markets across regions.

MackayWilliams provides proprietary sentiment and brand data from over 1,000 annual fund buyer interviews via its flagship solution, Fund Buyer Focus, as well as market research and trend analysis through subscription services that include Fund Radar and Fund Brand 50. Combined with Broadridge’s “Global Market Intelligence” analytics platform, which analyzes over 82,000 mutual funds and ETFs globally, clients will now be able to access a fully integrated fund distribution intelligence solution, revealing unrivalled insights of the European and cross-border fund market.

This acquisition advances Broadridge’s international growth strategy and provides its asset management clients with leading data solutions and market intelligence, and is another example of how Broadridge is delivering real business value through technology-driven solutions. Broadridge has invested in expanding its solutions with several acquisitions in recent years including certain assets of the Thomson Reuters Lipper Fiduciary Services and Competitive Intelligence businesses, Spence Johnson, a provider of institutional data and analytics that tracks over $22 trillion of institutional assets, and Morningstar’s fund board 15(c) advisory business.

Dan Cwenar, Head of Asset Management Data and Analytics, Broadridge comments: “The acquisition of MackayWilliams complements our existing global asset management intelligence offerings. The firm’s team have developed a deep understanding of fund selectors’ buying behavior across European asset management hubs with extensive historical data and insights to draw on in each region. Going forward, our expanded product set will enable clients to understand how investment markets are evolving and will provide data-driven insights to craft country-by-country distribution strategies.”

Diana Mackay, MackayWilliams comments: “We are delighted and very excited to be joining the Broadridge family. Having spent two years working cooperatively with the team on our joint Distribution Dialogues and various Broadridge reports, it is a natural step forward in our relationship and one that enables us to implement many of the service developments that we have dreamed of in our many discussions. The synergies between our two businesses offer huge opportunity for expanding our coverage, developing new data and insights but, above all creating an enhanced service for our clients.”

Terms of the transaction were not disclosed.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR), a $4 billion global fintech leader, provides investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities.  With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes more than $5 trillion in fixed income and equity trades per day.  Broadridge employs approximately 10,000 full-time associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.

About MackayWilliams
MackayWilliams is an independent research boutique specialising in the research and analysis of the European mutual funds arena with particular reference to funds’ distribution. The group, which operates from offices in London and Berlin, works with asset managers to provide in-depth European market analysis, consultancy services and access to the views and demands of Europe’s major distributors and fund selectors. The partners of MackayWilliams have a 25-year legacy of developing leading edge data and insights on European industry trends. MackayWilliams was advised by Eleanor Wilkinson of ABG Corporate Finance LLP. For more information about MackayWilliams, please visit www.mackaywilliams.

Contact information:

Investors:
W. Edings Thibault
Investor Relations
+1 516-472-5129
edings.thibault@broadridge.com

Media:
EMEA
Cognito Media
Oliver Mann/Georgie Gold
+44 207-426-9417
BroadridgeEMEA@cognitomedia.com

U.S.
Matthew Luongo
Prosek Partners
mluongo@prosek.com
+1 646-396-0966

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